Exhibit 10.45

[NAME]

Employee ID Number: [Number]

Grant Number: [Number]

APPLIED MATERIALS, INC.

PERFORMANCE SHARE AGREEMENT

Applied Materials, Inc. (the “Company”) hereby grants you, [Name] (the “Employee”), an award of Performance Shares (also referred to as restricted stock units) under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Performance Share Agreement (the “Agreement”) is [DATE]. Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this award are as follows:

Number of Performance Shares:	[ ]
(also referred to as restricted stock units)

Vesting of Performance Shares:	[VESTING SCHEDULE and/or PERFORMANCE VESTING CONDITIONS.]*

IMPORTANT:

*	Except as otherwise provided in Appendix A, Employee will not vest in the Performance Shares unless he or she is employed by the Company or one of its Affiliates through the applicable vesting date.

Your electronic or written signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Performance Shares is contained in paragraphs 3 through 5 and paragraph 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

By clicking the “ACCEPT” button below, you agree to the following: “This electronic contract contains my electronic signature, which I executed with the intent to sign this Agreement.”

EMPLOYEE
[NAME]

Date: , 200

Please be sure to retain a copy of your returned electronically signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 12 below). If you prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Programs.

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE SHARES

(Also Referred to as RESTRICTED STOCK UNITS)

Grant #

1. Grant. The Company hereby grants to the Employee under the Plan [            ] Performance Shares (also referred to as restricted stock units), subject to all of the terms and conditions in this Agreement and the Plan. When the Performance Shares are paid to the Employee, par value will be deemed paid by the Employee for each Performance Share by past services rendered by the Employee, and will be subject to the appropriate tax withholdings.

2. Company’s Obligation to Pay. Each Performance Share has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the Performance Shares have vested in the manner set forth in paragraphs 3 through 5, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4 and 5, and subject to paragraph 7, the Performance Shares awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the first page of this Agreement. Performance Shares shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Company or by one of its Affiliates from the Grant Date until the date the Performance Shares are otherwise scheduled to vest occurs.

4. Modifications to Vesting Schedule.

(a) Vesting upon Change to Part-time Status. In the event that the Employee’s employment with the Company or an Affiliate changes from full-time status to part-time status, and the change to part-time status lasts more than six (6) months during any rolling twelve (12) month period, the Performance Shares awarded by this Agreement that are scheduled to vest during the twelve (12) months following the day the Employee first attains part-time status (as defined below) shall be determined according to the following formula (rounded to the nearest whole share):

number of shares that would	X	average number of hours worked per week during part-time status	=	new number
have vested		divided by the hours worked in a standard work week		of shares that will vest

For purposes of this Agreement, “part-time status” means the Employee is scheduled to work an average number of hours per week that equals seventy-five percent (75%) or less of the total number of hours in a standard work week for a period greater than six (6) months, as determined over a rolling twelve (12) month period.

Only Performance Shares that are not yet vested may be modified pursuant to the preceding formula. Performance Shares awarded by this Agreement that are no longer vested as a result of the change to part-time status never will vest and instead will terminate. The preceding formula will be reapplied if the Employee continues to be on part-time status following the conclusion of the twelve (12) month measurement period. The number of Performance Shares awarded by this Agreement shall be modified according to the preceding formula unless otherwise recommended by the Company’s Vice President of Human Resources (“VP of HR”) and approved by the Company’s Chief Executive Officer (the “CEO”) or prohibited by applicable law. If the Employee is or was an executive officer of the Company, any modification of the preceding formula instead is subject to the approval of the Human Resources and Compensation Committee of the Company’s Board of Directors.

(i) Example 1. Employee is scheduled to vest in 100 Performance Shares on July 1, 2007. Employee has a standard work week of 40 hours. On May 1, 2006, Employee begins working 20 hours per week, and continues to work 20 hours per week for 2 months. Employee still will be scheduled to vest in 100 Performance Shares on July 1, 2007.

(ii) Example 2. Employee is scheduled to vest in 100 Performance Shares on July 1, 2007. Employee has a standard work week of 40 hours. On May 1, 2006, Employee begins working 20 hours per week, and continues to work 20 hours per week for 7 months. Employee now will be scheduled to vest in 50 Performance Shares on July 1, 2007. The other 50 Performance Shares that were scheduled to vest on July 1, 2007 never will vest and instead will terminate.

(iii) Example 3. Employee is scheduled to vest in 100 Performance Shares on December 1, 2006. Employee has a standard work week of 40 hours. On May 1, 2006, Employee begins working 30 hours per week, and continues to work 30 hours per week for 9 months. Employee therefore attains part-time status on November 2, 2006. Employee now will be scheduled to vest in 75 Performance Shares on December 1, 2006. The other 25 Performance Shares that were scheduled to vest on December 1, 2006 never will vest and instead will terminate.

In the event applicable law prohibits the modification under the preceding formula, the Employee agrees that the CEO may extend the vesting period with respect to an award of Performance Shares or reduce the Performance Shares awarded by this Agreement on a pro rata basis, as reasonably determined by the CEO and to the extent permitted under applicable law, commensurate with the Employee’s change to part-time status; provided that any such modification shall not affect a greater number of Performance Shares than the number of Performance Shares that would have been modified pursuant to the preceding formula.

(b) Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the Performance Shares awarded by this Agreement that are scheduled to vest shall be modified as follows:

(i) if the duration of the Employee’s PLOA is six (6) months or less, the vesting schedule set forth on the first page of this Agreement shall not be affected by the Employee’s PLOA.

(ii) if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Performance Shares awarded by this Agreement that are not then vested shall be deferred for a period of time equal to the duration of the Employee’s PLOA less six (6) months unless otherwise recommended by the Company’s VP of HR.

(iii) if the duration of the Employee’s PLOA is greater than twelve (12) months, any Performance Shares awarded by this Agreement that are not then vested immediately will terminate unless otherwise recommended by the Company’s VP of HR and approved by the CEO.

(iv) Example 1. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a 6-month PLOA. Employee’s Performance Shares still will be scheduled to vest on January 1, 2007.

(v) Example 2. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a 9-month PLOA. Employee’s Performance Shares awarded by this Agreement that are scheduled to vest after November 2, 2006 will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Performance Shares now will be scheduled to vest on April 1, 2007 (three (3) months after the originally scheduled date).

(vi) Example 3. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a 13-month PLOA. Employee’s Performance Shares will terminate on May 2, 2007 unless otherwise recommended by the Company’s VP of HR and approved by the CEO.

In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve (12) month measurement period. Performance Shares awarded by this Agreement that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Performance Shares awarded by this Agreement that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated depending on the length of the Employee’s PLOA. The Employee’s right to vest in Performance Shares awarded by this Agreement shall be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.

(c) Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Performance Shares subject to this Performance Share award shall vest on the date of the Employee’s death. In the event that any applicable law limits the Company’s ability to accelerate the vesting of this award of Performance Shares, this paragraph 4 shall be limited to the extent required to comply with applicable law. Notwithstanding any contrary provision of this Agreement, if the Employee is subject to Hong Kong’s ORSO provisions, the first sentence of this paragraph 4 (relating to accelerated vesting upon death) shall not apply to this award of Performance Shares.

5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Committee.

6. Payment after Vesting. Any Performance Shares that vest in accordance with paragraphs 3 through 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Shares at vesting as soon as practicable following the date of vesting, subject to paragraph 8.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested pursuant to paragraphs 3 through 5 at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Employee shall not be entitled to a refund of the price paid for the Performance Shares forfeited to the Company pursuant to this paragraph 7.

8. Withholding of Taxes. When the Shares are issued as payment for vested Performance Shares, the Company (or the employing Affiliate) will withhold a portion of the Shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company or the employing Affiliate with respect to the Shares, unless the Employee makes alternate arrangements satisfactory to the Committee for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares.

9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will not affect unvested Performance Shares and no such dividends or other distributions will be paid on unvested Performance Shares. After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement.

11. Changes in Shares. In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Shares will be increased, reduced or otherwise affected, and by virtue of any such event the Employee will in his or her capacity as owner of unvested Performance Shares which have been awarded to him or her (the “Prior Shares”) be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions that were applicable to the Prior Shares pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to the Plan and this Agreement. The Committee in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 2881 Scott Boulevard, M/S 2023, Santa Clara, CA 95050, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Performance Shares and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until you have been issued the Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested Performance Shares awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Committee may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

18. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

22. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Employee expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Labor Law. By accepting this Performance Shares award, the Employee acknowledges that: (a) the grant of these Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Shares subject to each Performance Share award and the time or times when the Performance Shares shall vest, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Performance Shares is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) these Performance Shares are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Shares will cease upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) if the underlying Shares do not increase in value, this award of Performance Shares will have no value; (i) these Performance Shares have been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; (j) any claims resulting from these Performance Shares shall be enforceable, if at all, against the Company; and (k) there shall be no additional obligations for any Affiliate employing the Employee as a result of these Performance Shares.

24. Disclosure of Employee Information. By accepting these Performance Shares, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Performance Shares of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the human resources department and/or the stock option administrator for his or her employer.

25. Notice of Governing Law. This award of Performance Shares shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

26. Exchange Control Reporting Requirements. In the event that the Employee is subject to German exchange control law, the Employee agrees to report cross-border payments in excess of EURO 12,500, unless this reporting obligation is accomplished through a German bank involved in the transaction. The Employee also agrees to report any participation in a foreign company exceeding ten percent (10%) of the total or the voting capital and any receivables or payables or debts exceeding DM 3,000,000. The monetary limits specified in this paragraph 26 are subject to change as determined by applicable German law.

27. Notice to Directors. If the Employee is a director or shadow director of a U.K. Affiliate, the Employee agrees to notify the U.K. Affiliate in writing of his or her interest in the Company and the number of Shares or rights to which the interest relates. The Employee agrees to notify the U.K. Affiliate when Shares acquired under the Plan are sold. This disclosure requirement also applies to any rights or Shares acquired by the Employee’s spouse or child (under the age of 18).

28. Private Offer. If the Employee is a resident in Ireland, this offering is part of a private transaction; this is not an offer to the public.